Exhibit 99.1

Acorns Hires First Chief Investment Officer To Empower Customers To Evolve From Passive Investors to Active Participants

IRVINE, Calif. and NEW YORK, Oct. 12, 2021 -- Acorns Grow Incorporated ("Acorns"), the investing app that has helped its customers invest more than $9.6 billion, has appointed seasoned investment manager, Seth Wunder, CFA, as its first Chief Investment Officer (CIO) ahead of its expected public listing.

Wunder joins Acorns with a proven track record as an entrepreneur and established portfolio manager. Most recently, Wunder founded and served as the sole portfolio manager for black-and-white Capital. Before building black-and-white Capital in Los Angeles, Wunder was a founding partner and portfolio manager at Contour Asset Management in New York. He led both firms to grow from modest beginnings to more than $1.2 billion AUM each. Wunder started his investing career more than two decades ago at Morgan Stanley Investment Management focused on the technology sector.

“We see a huge and novel opportunity to give our customers the ability to get more active while staying diversified,” said Noah Kerner, CEO of Acorns. “Seth will fuel our ability to offer new and more customized investment offerings that will let everyday Americans be more engaged in their financial futures.”

As Chief Investment Officer, Wunder will help lead the team to develop and introduce new and more sophisticated investment opportunities, including the ability to customize portfolios by adding individual stocks and cryptocurrencies into diversified portfolios. He’ll work closely with Acorns’ newly appointed Chief Education and Content Officer, Kennedy Reynolds, to integrate personalized guidance and related educational resources, such as in-app Q&As and interactive learning.

Wunder noted, “Acorns stands apart in the fintech eco-system as the company with a long term vision, driven by the financial best interests of its customers. It’s more important than ever to educate investors on the significance of taking a long term view and utilizing techniques like dollar-cost averaging in a diversified portfolio.”

Acorns is already a full-stack investment platform, owning the technology from top-to-bottom. In this new role, Wunder will seek to leverage these capabilities by developing proprietary Acorns portfolios. He also plans to assume leadership of the management and operational responsibilities of Acorns’ registered investment advisor and broker-dealer subsidiaries. Wunder will also partner with Acorns Investment Committee, chaired by Christopher Jones, former Co-Head of Global Active Equities at BlackRock.

About Acorns

Acorns is how everyday consumers can save & invest for the long term. By putting tools of wealth-making in everyone's hands, Acorns has become the largest subscription service in U.S. consumer finance, serving more than 4 million everyday Americans. Customers get automated investing in diversified portfolios built with help from experts. Acorns easy retirement account allows customers to invest in their future in minutes, no expertise required. To help everyone spend smarter, Acorns introduced banking that invests with every swipe, and cash-forward rewards. And, everyday Americans may invest in their kids and get money news they can use, all from the same app. To date, customers have invested more than $9.6 billion with Acorns, much of it in spare change. From acorns, mighty oaks do grow!

Press Contact

press@acorns.com